Everest Hill Group Inc. & Affiliates

Schedule 13D/A

Schedule A

Transactions between November 11, 2022 and August 9, 2023

Reporting Persons: Everest Hill Group Inc. and all beneficial owner affiliates as reported on the Schedule 13D/A to which this Schedule A appears an exhibit.

Date	Buy/Sell	No. of Shares	Price/Share
11/11/2022	Sell	23,583	$23.000
1/10/2023	Sell	200,000	$20.384
1/12/2023	Sell	340,000	$20.541
1/13/2023	Sell	10,201	$21,752
1/18/2023	Sell	4,789	$22.000
1/31/2023	Sell	55,211	$21.401
2/1/2023	Sell	44,789	$21.405
2/6/2023	Sell	540,000	$20.750
3/2/2023	Buy	98,500	$22.500
3/13/2023	Buy	2,100	$22.500
3/14/2023	Buy	1,500	$22.500
3/15/2023	Buy	21,600	$22.500
3/16/2023	Buy	97,900	$22.500
4/10/2023	Buy	200	$22.500
4/11/2023	Sell	25	$12.250
4/14/2023	Sell	175,000	$12.055
8/9/2023	Sell	3,500,000	$13.980

AHCO Options (all exercisable at $15.00 per share; 100 shares underlying each option; all expiring September 15, 2023)

Purchase Date	Call Options	Price per Option
3/22/2023	91	$1.8000
3/23/2023	987	$1.5708
3/28/2023	1,000	$1.8000
3/29/2023	922	$1.6627
4/3/2023	3,000	$1.0905